Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp filed its 10K for the year ending December 31, 2025 reflecting strong growth in customer enrollments and user completions with a 33.6% year-on-year decrease in Comprehensive Operating Loss
March 31, 2026, Atlanta, Georgia, United States: Trust Stamp (Nasdaq: IDAI) announced that:
1.It filed its 10K report for the year ended December 31, 2025 after the Nasdaq market closed on March 31, 2026.
2.Net recognized revenue for the year ended December 31, 2025 was $3.14 million, an increase of 2% from $3.08 million for the corresponding period in 2024. The increase was primarily attributable to the S&P 500 bank customer contract amendment in 2025. The amendment extended the term of the existing agreement until May 31, 2031 (subject to a right for the customer to cancel for convenience on 6 months notice), with a minimum gross revenue exceeding $12.7 million over the term of the contract. The amendment increased revenue by $666 thousand in 2025.
3.Revenue for the year ended December 31, 2025, while increased, undershot the Company’s original projections due to delays in customer implementation for the QID contract. The Company was able to redirect assigned resources to product development, improvements and new customer onboarding.
4.Total Operating Expenses were $10.80 million for the year ended December 31, 2025, compared to $12.45 million for the corresponding period in 2024, representing a 13% reduction between the respective periods in 2025 and 2024.
5.Basic and diluted net loss per share were $2.67 per share for the year ended December 31, 2025, compared to $11.36 per share for the corresponding period in 2024.
6.Cash and Cash Equivalents as of December 31, 2025 were $6.04 million which, with receivables and prepaid expenses, resulted in Total Current Assets of $7.48 million.
7.Total liabilities decreased to $2.35 million as of December 31, 2025, from $5.41 million as of December 31, 2024, primarily reflecting the full repayment on January 10, 2025, of the Company’s secured borrowing in the sum of $3.07 million, including $69 thousand of interest.
8.Shareholder equity rose 188% to $8.73 million as of December 31, 2025, from $3.03 million as of December 31, 2024.

Trust Stamp also announced that as of the date of this release, a total of 100 financial institutions with over $350 billion in assets have been onboarded via FIS, bringing the total number of customers either fully implemented or currently implementing the Orchestration Layer to 114. Importantly, over the year ended December 31, 2025, transaction starts for FIS-related institutions have increased 247% and customer completion rates increased by over 30%.

Inquiries
Investors:	shareholders@truststamp.ai

About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.